Exhibit 10.3
DYNEGY INC.
CHANGE IN CONTROL SEVERANCE PAY PLAN
(Effective April 3, 2008)

I. INTRODUCTION.
Dynegy Inc., a Delaware corporation (the “Company”), and its participating subsidiaries hereby adopt the Dynegy Inc. Change in Control Severance Pay Plan (the “Plan”). The Plan replaces the First Supplemental Plan to the Dynegy Inc. Severance Pay Plan, which terminated by its terms on April 2, 2008, and provides severance benefits to certain eligible Employees whose employment is terminated under certain circumstances during specified periods before, on or after a Change in Control of the Company.
II. DEFINITIONS.
2.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates otherwise:
(a) “Board” shall mean the Board of Directors of the Company.
(b) “Cause” shall mean any termination of a Participant’s employment with an Employer based upon a determination by the Plan Administrator that the Participant (1) has been convicted of a misdemeanor involving moral turpitude or a felony; (2) has failed to substantially perform the duties of such Participant to the Employer (other than such failure resulting from the Participant’s incapacity due to physical or mental condition) which results in a materially adverse effect upon the Employer, financial or otherwise; (3) has refused without proper legal reason to perform the Participant’s duties and responsibilities to the Employer; or (4) has breached any material corporate policy maintained and established by the Employer that is applicable to the Participant, provided such breach results in a materially adverse effect upon the Employer, financial or otherwise. Notwithstanding the foregoing, nothing contained in this definition or the Plan is intended or shall be construed to alter a Participant’s at-will (or, only in the case of a Participant who is a party to a written employment contract with the Employer signed by the Company’s Chief Executive Officer, contractual) employment relationship between a Participant and his Employing Company.
(c) “Change in Control” shall mean the occurrence of any of the following events: (i) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets or equity interests of the Company to another entity if, in any such case, (A) the holders of equity securities of the Company immediately prior to such event do not beneficially own immediately after such event equity securities of the resulting entity entitled to fifty-one percent (51%) or more of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such event or (B) the persons who were members of the Board immediately prior to such event do not constitute at least a majority of the board of directors of the resulting entity immediately after such event; (ii) the dissolution or liquidation of the Company, but excluding a reorganization pursuant to chapter 11 of Title 11, U.S. Code, as amended; (iii) a circumstance where any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of fifty percent (50%) or more of the combined voting power of the outstanding securities of, (A) if the Company has not engaged in a merger or consolidation, the Company, or (B) if the Company has engaged in a merger or consolidation, the resulting entity;

(iv) circumstances where, as a result of or in connection with, a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board; or (v) the Board (or the Compensation Committee) adopts a resolution declaring that a Change in Control has occurred. For purposes of the “Change in Control” definition, (1) “resulting entity” in the context of an event that is a merger, consolidation or sale of all or substantially all of the subject assets or equity interests shall mean the surviving entity (or acquiring entity in the case of an asset or equity interest sale), unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.
(d) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(f) “Company” shall mean Dynegy Inc., a Delaware corporation, and any successor thereto.
(g) “Compensation Committee” shall mean the Compensation and Human Resources Committee of the Board unless and until the Board designates another committee of the Board to serve in such capacity.
(h) “Contract Employees” shall mean persons whom the Employer regards as Contract Employees. Contract Employees are not eligible to participate in this Plan.
(i) “Contractor’s Employees” shall mean persons working for a company providing goods or services (including temporary employee services) to the Employer whom the Employer does not regard to be its common law employees, as evidenced by the Employer’s failure to withhold taxes from their compensation, even if the persons are determined to be the Employer’s common law employees. Contractor’s Employees are not eligible to participate in this Plan.
(j) “Disability” shall mean that the Participant is determined under the long-term disability plan sponsored by the Company that covers the Participant to have a disability that entitles him or her to benefits under that plan.
(k) “Effective Date” shall mean April 3, 2008; provided, that if a subsidiary subsequently adopts the Plan, the Effective Date for such subsidiary and its Participants shall be the date specified in the document by which the subsidiary adopts the Plan.

(l) “Employee” shall mean any Full-time and active employee employed by the Employing Company who is paid through the payroll department of the Company or the Employing Company; provided, however, Employee shall not mean an individual who is hired by an Employer on or after the effective date of the particular Change in Control. Temporary or Part-Time Employees, Foreign Employees, independent contractors, Contract Employees, Contractors’ Employees, Project Employees, and Leased Employees are not “Employees” under the Plan. Employees covered by a collective bargaining agreement are not “Employees” unless an agreement has been negotiated with the bargaining representative for coverage under the Plan.
(m) “Employer” or “Employing Company” shall mean the Employee’s direct employer, the Company and such other of the subsidiaries of the Company as have adopted the Plan and have been admitted to participation by the Plan Administrator (and any successors). The subsidiaries participating in the Plan are listed on Attachment A.
(n) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(o) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(p) “Foreign Employees” shall mean any persons who are not on a U.S. payroll of the Company or an Employer. Foreign Employees are not eligible to participate in this Plan.
(q) “Full-time” shall mean any Employee who is employed by the Employing Company to regularly work 40 or more hours per week.
(r) “Good Reason” shall mean the occurrence, without the Participant’s express written consent, within sixty (60) days before the date upon which a Change in Control occurs or within one (1) year thereafter, of any one or more of the following:
(1) a change in the location of the Participant’s principal place of employment by fifty (50) miles or more from the location where he was principally employed; or
(2) his written offer of, assignment to, or placement in a position within an Employing Company that provides a materially lower base salary.
(s) “Involuntary Termination” shall mean any termination of a Participant’s employment with the Employers which:
(1) does not result from a voluntary resignation by such Participant (other than a resignation pursuant to clause (2) of this Section 2.1(t); or
(2) results from a Termination for Good Reason by such Participant; provided, however, that the term “Involuntary Termination” shall not include a termination for Cause or any termination as a result of such Participant’s death or Disability.

(t) “Leased Employees” shall mean persons who are the Company or Employers’ leased employees, within the meaning of Code Section 414(n). Leased Employees are not eligible to participate in this Plan.
(u) “Notice of Termination for Good Reason” shall mean a notice from a Participant to the Company that shall indicate the specific termination provision or provisions of the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure of a Participant to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right hereunder or preclude asserting such fact or circumstance in enforcing his or her rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than thirty (30) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is delivered to and acknowledged by the General Counsel of the Company.
(v) “Participant” shall mean each Employee other than an Employee who is a participant in the Dynegy Inc. Executive Severance Pay Plan, the Dynegy Inc. Executive Change in Control Severance Pay Plan, or any other severance benefit plan or arrangement (other than the Dynegy Inc. Severance Pay Plan) maintained by the Company or any of its affiliates.
(w) “Part-Time Employees” are the employees of the Company or an Employer who are employed to regularly work less than 40 hours per week. Part-Time Employees are not eligible to participate in this Plan.
(x) “Plan” shall mean the Dynegy Inc. Change in Control Severance Pay Plan, as amended from time to time.
(y) “Plan Administrator” shall mean the Dynegy Inc. Benefit Plans Committee.
(z) “Plan Year” shall mean the twelve-month period beginning each January 1st.
(aa) “Project Employees” shall mean persons employed to work on discrete projects or creative matters. Project Employees are not eligible to participate in this Plan, except to the extent the Company, by written notice, elects to extend Plan participation to the individual.
(bb) “Severed Participant” shall have the meaning set forth in Section 3.1 hereof.
(cc) “Short Term Incentive Compensation Plan or Arrangement” shall mean any of the Employer’s short term annual bonus plans in existence on the Effective Date or any additional or successor plans, including, but not limited to, the Dynegy Inc. Incentive Compensation Plan.

(dd) “Specified Employee” shall mean a Participant who is a specified employee within the meaning of Treasury Regulation Section 1.409A-1(i).
(ee) “Specified Employee Effective Date” shall mean the April 1st next following a Specified Employee Identification Date.
(ff) “Specified Employee Identification Date” shall mean December 31st of each Plan Year.
(gg) “Termination For Good Reason” shall mean a resignation of employment by the Participant by a written Notice of Termination for Good Reason given to the General Counsel of the Company within ninety (90) days after the occurrence of the Good Reason event, unless such circumstances are substantially corrected prior to the date of termination specified in the Notice of Termination for Good Reason.
(hh) “Vice President of Human Resources” means the individual who, at the time in question, holds a title of Vice President or above and/or is the highest ranking officer in the Human Resources Department of the Company.
(ii) “Week of Pay” shall mean the Participant’s base weekly rate of pay, excluding overtime, bonuses, commissions, premium pay, shift differentials, employee benefits, expense reimbursements, and similar amounts. However, the fact that amounts are withheld from the Participant’s pay for taxes, employee benefits, or other reasons will be disregarded in calculating the Participant’s Week of Pay amount. If the Participant is paid by the hour, the Participant’s base weekly rate of pay is the Participant’s regular hourly rate multiplied by the Participant’s scheduled hours per week (e.g., forty (40) hours per week for Full-time Employees). The Participant’s base weekly rate of pay shall be determined by the Plan Administrator in its sole discretion.
(jj) “Year of Service” shall mean each continuous year (365 days) of service with an Employer without a break in service.
III. SEVERANCE BENEFITS.
3.1 Severance Benefits. Subject to the terms and conditions hereof, if a Participant’s employment with the Employer or a successor thereto is terminated as a result of an Involuntary Termination occurring (1) in connection with, but in no event earlier than 60 days prior to, a Change in Control, or (2) on or within one (1) year after the date upon which a Change in Control occurs, such Participant (a “Severed Participant”) shall be entitled to receive the following severance benefits (subject to any deductions and other conditions otherwise described herein):
(a) A lump sum cash payment in an amount equal to two (2) Weeks of Pay for each Year of Service with the Employer and a pro-rated amount for any fraction thereof. The minimum lump sum cash payment payable to a Severed Participant under this Section 3.1(a) is an amount equal to twenty-four (24) Weeks of Pay. The maximum lump sum cash payment payable to a Severed Participant under this Section 3.1(a) is an amount equal to fifty-two (52) Weeks of Pay;

(b) A lump sum cash payment in an amount equal to the sum of (1) (A) the aggregate annual target opportunity under all applicable Short Term Incentive Compensation Plans or Arrangements that could have been earned by the Severed Participant for the fiscal year of the Employer during which such Involuntary Termination occurs (determined as if all applicable goals and targets had been satisfied in full), multiplied by (B) a fraction, the numerator of which is the number of days during the period beginning on the first day of such fiscal year and ending an the date of such Involuntary Termination, and the denominator of which is three hundred sixty-five (365), and (2) the aggregate annual target opportunity under all applicable Short Term Incentive Compensation Plans or Arrangements earned by the Severed Participant but not yet paid for the prior fiscal year of the Company;
(c) The Employer shall permit the Severed Participant, at his or her election, to continue to participate for up to three (3) months following the Severed Participant’s termination of employment in the Company’s group health care plan that provides medical and dental coverage that the Severed Participant was participating in immediately prior to such termination of employment; provided, however, that (1) Severed Participant must continue to pay the premiums for such coverage based on the premiums paid by active employees of the Company for similar coverage, (2) the availability and terms of such coverage, and the required premium payments, shall adjust as such availability, terms and premiums are adjusted for active employees, and (3) such coverage shall immediately end upon the Severed Participant obtaining new employment and eligibility for similar coverage (and the Severed Participant is obligated hereunder to promptly report such eligibility to the Company). The Severed Participant’s election of this extended coverage shall not adversely affect in any way Severed Participant’s right to health care continuation coverage as required under Part 6 of Title I of ERISA, except that the period of such health care continuation coverage under the Company’s group health care plan shall be reduced by the period of Severed Participant’s extended coverage as provided under the terms of this Section 3.1(c); and
(d) Outplacement assistance benefits shall be provided in such amount and in such form as is determined by the Plan Administrator in its sole discretion, but in no event will such benefits be provided beyond the end of the second calendar year following the calendar year in which the Severed Participant’s employment was terminated. The Plan Administrator’s determinations pursuant to this Section 3.1(d) shall be made on a case-by-case basis with respect to any individual Severed Participant or group of Severed Participants, and the Plan Administrator shall consider such factors as it deems relevant. Outplacement assistance benefits hereunder may vary among individual Severed Participants. The value of such outplacement assistance benefits will not be paid to any Severed Participant in a lump sum, but the payments necessary to provide such benefits will be made directly to an outplacement assistance provider. The Company may, in its sole discretion, provide outplacement assistance benefits to the Severed Participant prior to the Severed Participant’s execution of the Release (as defined in the following paragraph) or the expiration of any revocation period described in the Release.

If the Severed Participant is provided such outplacement assistance benefits prior to execution of the Release or the expiration of any revocation period described in the Release, then, after execution of the Release and the expiration of any revocation period, the Severed Participant will not be entitled to outplacement assistance benefits in excess of those that the Plan Administrator had already determined would be provided to such Severed Participant. Failure to execute the Release within the specified time period or the revocation of the Release will result in cessation of any outplacement assistance benefits.
In order to receive severance benefits under the Plan, the Severed Participant must execute an Agreement and Release (the “Release”) in the form customarily provided by the Company acknowledging his or her agreement to the terms and conditions of this Plan, the receipt of the severance payment and other benefits and releasing the Company, the Employers and other persons and entities designated by the Company or Employers from any liability arising from his or her employment or termination. The Release shall be furnished to the Severed Participant as soon as practical after the date on which the Company or the Severed Participant receives the notice of termination, but in no event later than the latest date that will insure that the applicable revocation period for the Release will expire not later than March 1 of the year following the year in which the Severed Participant’s employment is terminated.
The Severance pay provided in Subsections 3.1(a) and (b) will be paid to the eligible Severed Participant in one lump sum within fourteen (14) days after the Severed Participant executes the Release and the expiration of any revocation period described in the Release in accordance with the terms and conditions of this Plan but no later than March 15th of the calendar year following the year of the Severed Participant’s termination. All severance pay benefits will be subject to withholding for applicable employment and income taxes. The Severed Participant is responsible for informing the Plan Administrator of any change in the Severed Participant’s mailing address by written letter delivered to the Vice President of Human Resources until the Severed Participant’s severance benefits have been paid in full.
In the event that a Severed Participant dies after the termination of his or her employment and before having received the full amount of the severance benefits for which he or she was qualified, benefits provided by the Plan will be paid to the legal representative of the Severed Participant’s estate unless the Severed Participant notifies the Plan Administrator in writing that he or she specifically designates a different beneficiary. Benefits will be paid as soon as practicable after receipt of notice of proof of such death; provided, however, that if the Severed Participant had not signed the Release prior to his or her death, then a condition to the receipt of benefits will be the execution of the Release by the executor or other authorized representative of the Severed Participant’s estate.
Each of the payments of severance, continued medical and outplacement benefits stated above are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B) and the exemption for in-kind benefits under Treasury Regulation Section 1.409A-1(b)(9)(v)(C). As a result, (1) payments that are made on or before the 15th day of the third month of the calendar year following the applicable year of termination, and (2) any additional payments that are made on or before the last day of the second calendar year following the year of the Severed Participant’s termination and do not exceed the lesser of two times the Severed Participant’s base salary in the year prior to his or her termination or two times the limit under Code Section 401(a)(17) then in effect, are exempt from the requirements of Code Section 409A.

Notwithstanding any provision in the Plan to the contrary, severance benefits, in excess of those described in the preceding paragraph or that are otherwise subject to the six (6)-month payment delay requirements of Code Section 409A, to a Specified Employee, shall not commence until at least six (6) months after the date the Specified Employee terminates employment. Whether a Participant is a Specified Employee shall be determined annually by the Plan Administrator, as of each Specified Employee Identification Date. Any Participant so identified shall be a Specified Employee for the entire twelve (12)-month period beginning on the following Specified Employee Effective Date. To the extent the payments to be made during the first six (6)-month period following a Specified Employee’s termination of employment exceed such exempt amounts described in the preceding paragraph or are otherwise subject to the six (6)-month payment delay requirements of Code Section 409A, those payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after termination.
The amount of severance pay received under this Plan shall be reduced by any amounts the Severed Participant owes to the Employer at the time the severance pay is paid; provided, however, to the extent the amount of severance pay is not exempt from Code Section 409A, then amounts may only be offset for such non-exempt severance pay where the amount does not exceed $5,000 in any Plan Year, the debt is incurred in the ordinary course of the Participant’s employment relationship, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Severed Participant. The determination of what amounts are owed by the Severed Participant will be made in the sole discretion of the Plan Administrator. Any such offset to the severance amount for which the Severed Participant is eligible will be made in conformance with applicable state law that is not otherwise preempted by ERISA.
3.2 Mitigation: Benefits Under Employment Agreement. Except as provided in Section 3.1(c), a Participant shall not be required to mitigate the amount of any payment or benefit provided for in this Article III by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article III be reduced by any compensation or benefit earned by the Participant as the result of employment by another employer or by retirement benefits. The benefits under the Plan are in addition to any other benefits to which a Participant is otherwise entitled; provided, however, that (a) the benefits under the Plan are not intended to duplicate the benefits to which Participant is entitled under an employment agreement or a severance agreement between such Participant and the Employer, and if a Participant is entitled to a severance payment under such agreement, then the Participant shall not be entitled to benefits under the Plan, and (b) a Participant who is entitled to receive benefits under the Plan shall not be eligible to receive any other benefits under any other severance plan, any other supplement thereto, or any other severance arrangement maintained by the Employer or any of its affiliates.
3.3 Non-Disclosure and Non-Disparagement. For purposes of this Section 3.3, the term “Company” shall refer to the Company and its subsidiaries. Participants have access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. By accepting severance benefits under the Plan, the Participant agrees that he or she will not, at any time after his or her employment terminates, disclose to others, use, copy, or permit to be copied, except pursuant to his or her duties on behalf of the Company or its successors, assigns, or nominees, any “Confidential Information” (defined below) of the Company (whether or not developed by the Participant) without the prior written consent of the General Counsel of the Company.

By accepting severance benefits under the Plan, the Participant understands and agrees that all “Records” (defined below) also constitute Confidential Information of the Company and that the Participant’s obligations continue at all times after his or her employment. These records do not become any less confidential or proprietary to the Company because the Participant may commit some of it to memory or because the Participant may otherwise maintain it outside of the Company’s offices.
By accepting severance benefits under the Plan, the Participant agrees that he or she will never take any Company property for the Participant’s own use or benefit. On or before the date of the Participant’s Involuntary Termination, the Participant will deliver to the Company, as determined appropriate by the Company, all correspondence, memoranda, notes, Records, client lists, computer systems, programs, or other documents and all copies thereof made, composed or received by the Participant, solely or jointly with others, and which are in the Participant’s possession, custody, or control at such date and which are related in any manner to the past, present, or anticipated business of the Company.
“Confidential Information” includes but is not limited to, any formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known in the public or to other persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Confidential Information” also includes any information or knowledge pertaining to the operation of the Company’s business that is not generally available to the public and maintained as confidential by the Company, including but not limited to the Company’s trade secrets; Records; plans; strategies; potential acquisitions; costs; prices; systems for buying, selling and/or trading natural gas, coal and electricity (or other similar commodities); client lists; pricing policies; financial information; the names of and pertinent information regarding suppliers; computer programs; policy or procedure manuals; training and recruiting procedures; accounting procedures; the status and content of the Company’s contracts with its suppliers or clients; and servicing methods and techniques at any time used, developed, or investigated by the Company before or during the Participant’s tenure of employment. By accepting severance benefits under the Plan, the Participant further agrees to maintain in confidence any confidential information of third parties received as a result of the Participant’s employment and duties with the Company.
“Records” include, but are not limited to, original, duplicated, computerized, memorized, handwritten or any other form of information, whether contained in materials provided to the Participant by the Company, or by any institution acquired by the Company, or compiled by the Participant in any form or manner including information in documents or electronic devices, such as software, flow charts, graphs, spreadsheets, resource materials, video tapes, calendars, day timers, planners, rolodexes, or telephone directories maintained in personal computers, laptop computers, personal digital assistants or any other device.

These are examples of the types of information the Company considers Confidential Information. All of this information is important because, among other things, it is unknown to the Company’s competitors, thus they are unable to use it to compete with the Company. Accordingly, this information creates a competitive advantage for the Company and is economically valuable. Recognizing the irreparable nature of the injury that could be caused by the Participant’s breach of the requirements and agreements contained herein and that money damages would be inadequate compensation to the Company, the Participant agrees that any breach of the non-disclosure requirements and agreements contained herein by the Participant should be the proper subject for immediate injunctive relief, specific performance and other equitable relief to the Company. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Participant. Each Participant further agrees to communicate the contents of this Section 3.3 to any prospective employer or associate.
Neither any Participant nor the Company shall make or authorize any public statement, oral or written, disparaging the other in their respective business interests and affairs. Notwithstanding the foregoing, neither party shall be (1) required to make any statement which it or he or she believes to be false or inaccurate, or (2) restricted in connection with any litigation, arbitration or similar proceeding or with respect to a response to any subpoena or other legal process.
3.4 No Benefits for Improper Conduct. Anything to the contrary herein notwithstanding, a Participant who has engaged in conduct described in Section 2.1(b), whether or not such conduct resulted in a termination for Cause, shall not be entitled to receive benefits under the Plan. If the Plan Administrator determines that a Participant engaged in conduct described in Section 2.1(b), the Plan Administrator shall be entitled to recover, in any manner the Plan Administrator in its discretion deems necessary or appropriate for such recovery, from such Participant any payment or benefit provided pursuant to this Article III and any and all expenses incidental to or necessary for such recovery.
3.5 Effect of Plan on other Company Benefits. A Participant eligible for benefits under the Plan may be eligible to continue participation in certain other Company benefits and/or benefit plans. However, continuation in various Company plans is subject to the terms and conditions of the applicable plan documents or insurance contracts in effect on the date of the Participant’s termination. A Participant’s rights under the other plans, documents or insurance contracts are not affected by his or her decision to participate or to not participate in the Plan. The severance benefits provided under the Plan shall be in lieu of the severance benefits, if any, that would otherwise be provided under the Dynegy Inc. Severance Pay Plan or any other Company severance plan or agreement upon such termination.

IV. GENERAL PROVISIONS.
4.1 Termination Status. For purposes of severance benefits under the Plan that are exempt from the provisions of Code Section 409A, an eligible Participant shall terminate employment on the date he or she ceases to be categorized as an employee on the payroll system of the Employer. For purposes of severance benefits under the Plan that are not exempt from the provisions of Code Section 409A, an eligible Participant shall terminate employment on the date he or she ceases to perform services for the Employer, or such services decrease to a level that is 50 percent or less of the average level of services performed by the eligible Participant over the immediately preceding 36-month period. The last day of an eligible Participant’s active employment with the Employer shall be considered such Participant’s termination date for purposes of the Employer’s employee benefit plans, unless provided otherwise pursuant to such plan. For purposes of a Participant’s eligibility for continued health benefits under COBRA, the COBRA eligibility period shall run from the Participant’s termination date.
4.2 Other Participating Employers. The provisions of the Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid solely by the Employer which employs the particular Participant; provided, however, that the determination of whether a Change in Control has occurred shall be made based solely on the application of that term to the Company.
4.3 Amendment and Termination.
(a) The Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Company; provided, however, that the Plan may not be amended, terminated or discontinued within one (1) year following a Change in Control (except for an amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law). Any Plan amendment must be signed by the Executive Vice President, Administration of the Company or the individual who, at the time in question, is the highest ranking officer over administration in the Company, to be effective. The Plan shall automatically terminate one (1) year after the occurrence of a Change in Control; provided, however, that if prior to such termination date a Severed Participant has terminated employment with the Employer as a result of an Involuntary Termination or a Participant has been subject to a Good Reason event, then the Plan shall remain in effect with respect to such Severed Participant or Participant in accordance with its terms.
(b) For purposes of this Section 4.3, the termination of an Employer’s participation in the Plan shall be deemed to be an amendment to the Plan, but the commencement of participation by an Employer in the Plan shall not be considered an amendment to the Plan. In the event of an Employer’s termination of participation in the Plan, such Employer shall remain liable and responsible for all amounts payable by such Employer under the Plan.
4.4 Employment Status. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ of the Employer, (b) restrict the right of the Employer to discharge any person at any time, (c) give the Employer the right to require any person to remain in the employ of the Employer, or (d) restrict any person’s right to terminate his employment at any time.

4.5 Obligations Unfunded. All benefits due to a Participant under the Plan are unfunded and unsecured and are payable out of the general funds of the Employer. One or more Employers may establish a “grantor trust” for the payment of benefits and obligations hereunder, the assets of which shall be at all times subject to the claims of creditors as provided for in such trust.
4.6 Withholding. Any benefits paid or provided pursuant to the Plan shall be subject to any required tax withholding.
4.7 Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
4.8 The Plan’s Relation to other Descriptive Matter. The Plan shall contain no terms or provisions except those set forth herein, or as hereafter amended in accordance with the provisions of Section 4.3 of the Plan. If any description made in any other document is deemed to be in conflict with any provision of the Plan, the provisions of the Plan shall control.
4.9 Non-alienation of Benefits. No benefits payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge or other encumbrance, and any attempt to do so shall be void.
4.10 Governing Law. The provisions of the Plan shall be construed, administered and enforced according to ERISA and, to the extent not preempted, by the laws of the State of Delaware.
4.11 Effect on other Plans. Subject to the provisions of 3.5, the Plan has no effect on the rights of any participant under any other employee benefit plan or policy sponsored by the Company such as any profit-sharing, medical, dental or hospitalization, life insurance, AD&D, incentive compensation, or Personal Paid Time plan. Rights under those plans or policies are governed solely by their terms.
4.12 Miscellaneous. Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.
4.13 Plan Administration. The administration and operation of the Plan is directed by the Plan Administrator who is appointed by the Compensation Committee (or their delegates). The Plan Administrator will have full power to administer the Plan in all of its details. The Plan Administrator’s power and authority will include, but will not be limited to, the sole discretion to:
•	make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan or as are required to comply with applicable law;

•
interpret the Plan and authorize the payment of any benefits under it, its interpretation thereof to be final and conclusive regarding any employee, former employee, Participant, former Participant and/or beneficiary;

•	decide all questions concerning the Plan and the eligibility of any individual to participate in the Plan;

•
compute the amount of benefits which will be payable to any Participant, former Participant or beneficiary in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid;

•
keep such records and submit such filings, elections, applications, returns or other documents or forms as may be required under the Code, and applicable regulations, or under state or local law and regulations;

•	appoint such agents, counsel, accountants and consultants as may be required to assist in administering the Plan; and

•	by written instrument, allocate and delegate its fiduciary responsibilities in accordance with Section 405 of ERISA.
All such rules, regulations, determinations, constructions, decisions and interpretations made by the Plan Administrator will be final and binding, except as otherwise required by law. To the extent the Plan Administrator has been granted discretionary authority under the Plan, the Plan Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.
4.14 Compliance with Code Section 409A. Notwithstanding anything in the Plan to the contrary, if any Plan provision or benefits under the Plan would result in the imposition of an additional tax under Code Section 409A and related Treasury Department regulations and pronouncements (“Section 409A”), that Plan provision or benefit will be reformed (without the consent of Participants) to avoid imposition of the applicable tax and no action to comply with Section 409A shall be deemed to adversely affect the eligible Participant’s right to benefits.
V. CLAIM REVIEW PROCEDURE.
5.1 Authority to Adopt Procedures. The Plan Administrator shall have the power and authority to establish written procedures for processing claims for Plan benefits and reviews of Plan benefit claims which have been denied or modified. Such procedures may be amended and modified from time to time in the discretion of the Plan Administrator. The procedures as adopted and amended and modified from time to time by the Plan Administrator are hereby incorporated by reference as a part of the Plan.

5.2 Summary of Claims Procedures. In order to file a claim for benefits under the Plan, you must submit to the Vice President of Human Resources (the “Benefits Administrator”) a written claim for Plan benefits containing a description of (a) an alleged failure to receive a benefit payable under the Plan or (b) an alleged discrepancy between the amount of a benefit owed and the amount of the benefit you received under the Plan. In connection with the submission of a claim, you may examine the Plan and any other relevant documents relating to the claim, and you may submit written comments relating to such claim to the Benefits Administrator. If you need additional information regarding your claim for benefits, then you can submit a written request to the Benefits Administrator for such information. Failure to furnish a written claim description or to otherwise comply with the claim submission procedure will invalidate your claim unless the Benefits Administrator determines that it was not reasonably possible to comply with such procedure.
(a) Upon the filing of a claim for benefits, the Benefits Administrator will determine if the request is clear, and if so, will proceed with the processing of the claim. If the Benefits Administrator determines that the claim is not clear, then the claim will be referred to the Plan Administrator for review.
(b) Within 90 days from the date a completed claim for benefits is filed (or such longer period as may be necessary due to unusual circumstances, but in any event no longer than the time period described in the next paragraph), the Plan Administrator will make a decision as to whether the claim is to be approved, modified, or denied. If the Plan Administrator approves the claim, then the Benefits Administrator will process the claim as soon as administratively practicable.
(c) In the event of an “Adverse Benefit Determination” (which includes a denial or modification of your claim, or an invalidation for failing to follow the Plan’s claim submission procedures), you will be notified in writing not later than 90 days following the date the claim was filed (or within 180 days under special circumstances, in which case you will be informed of the extension and the circumstances requiring the extension in writing prior to its commencement) of the following:
•	The specific reason or reasons for the Adverse Benefit Determination;

•	The Plan provisions upon which the Adverse Benefit Determination is based;

•	Any additional material or information necessary to perfect the claim and the reasons why such material or information is necessary;

•	The Plan’s claims review procedure; and

•	A description of your right to bring a civil action under ERISA with respect to the Adverse Benefit Determination upon completion of the Plan’s claims procedures.
(d) Within 60 days following receipt of an Adverse Benefit Determination, you may submit a written request to the Plan Administrator for review of such determination. During this review process, you will have the opportunity to submit written comments and other information relating to the claim and you will have reasonable access to, and copies of, all documents and other information related to the claim free of charge. Any items you submit to the Plan Administrator will be considered without regard to whether such items were considered in the initial benefit determination.

(e) Within 60 days following a request for review (or within 120 days under special circumstances, in which case you will receive written notice of the extension and the circumstances requiring the extension prior to its commencement), the Plan Administrator must, after providing you with a full and fair review, render its final decision in writing (or electronically). However, the review process may be delayed if you fail to provide information that is requested by the Plan Administrator. If the Plan Administrator approves the claim on review, then the Benefits Administrator will process the claim as soon as administratively practicable. In the event of an Adverse Benefit Determination on review, the Plan Administrator’s final decision will include:
•	The specific reason or reasons for the Adverse Benefit Determination;

•	The Plan provisions upon which the Adverse Benefit Determination is based;

•	A statement that you are entitled to reasonable access to, and copies of, all documents and other information related to the claim free of charge; and

•	A description of your right to bring a civil action under ERISA with respect to the Adverse Benefit Determination.
(f) You may, by submitting a written statement to the Plan Administrator, authorize an individual or entity to pursue your claim for benefits under the Plan and/or your request for a review of an Adverse Benefit Determination made with respect to a claim.
(g) Completion of the claims procedures described in this Section 5.2 will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a claimant or by any other person claiming rights individually or through a claimant.
VI. ERISA RIGHTS.
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:
6.1 Receive Information About Your Plan and Benefits:
(a) Examine without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
(b) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
6.2 Prudent Actions By Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes obligations upon the people who are responsible for the operation of employee benefit plans. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

6.3 Enforce Your Rights. If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds that your claim is frivolous).
6.4 Assistance With Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
VII. IDENTIFYING DATA.
The Plan is a welfare benefit plan providing benefits from the general assets of the Employer. Dynegy Inc. is the plan sponsor. The Plan Year is from January 1 to the following December 31 of each year. The plan sponsor has assigned plan number 516 to the Plan. The Employer identification number for Dynegy Inc. is 20-5653152.

A.	Plan Sponsor

Dynegy Inc.
1000 Louisiana Street, Suite 5800
Houston, Texas 77002
(713) 507-6400

B.	Plan Administrator

Dynegy Inc. Benefit Plans Committee
c/o Executive Vice President, Administration
Dynegy Inc.
1000 Louisiana Street, Suite 5800
Houston, Texas 77002
(713) 507-6400

C.	Agent for Legal Service of Process

Dynegy Inc. Benefit Plans Committee
c/o Executive Vice President, Administration
Dynegy Inc.
1000 Louisiana Street, Suite 5800
Houston, Texas 77002
EXECUTED AND EFFECTIVE this 3rd day of April, 2008.

DYNEGY INC.
By:	/s/ J. Kevin Blodgett
J. Kevin Blodgett
Executive Vice President, Administration

Attachment A
Subsidiaries Participating in the
Dynegy Inc. Change in Control Severance Pay Plan
1.	Dynegy Marketing and Trade;

2.	Dynegy Midwest Generation, Inc.;

3.	Dynegy Northeast Generation, Inc;

4.	Dynegy Energy Services, Inc.;

5.	Dynegy Operating Company;

6.	Sithe Energies, Inc.;

7.	Sithe Energies Power Services, Inc.; and

8.	Dynegy Power Corp.